Exhibit 11.1

                             EVEREST RE GROUP, LTD.
                        COMPUTATION OF EARNINGS PER SHARE
        FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2001 AND 2000
                             (Dollars in thousands)
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                                    Three Months Ended             Six Months Ended
                                          June 30,                      June 30,
                                 --------------------------    --------------------------
                                    2001           2000           2001           2000
                                 --------------------------    --------------------------
Net Income (Numerator)           $    57,291    $    38,729    $   107,421    $    87,287
                                 ===========    ===========    ===========    ===========

Weighted average common
 and effect of dilutive
 shares used in the
 computation of net
 income per share:
 Average shares outstanding
  - basic (denominator)           46,140,713     45,820,057     46,100,295     45,854,375
 Effect of dilutive shares:
  Options outstanding                892,501        303,846        907,078        209,766
  Options exercised                   39,964            171         31,624            387
  Options cancelled                   14,255            960          7,125            504
                                 -----------    -----------    -----------    -----------
 Average share outstanding
  - diluted (denominator)         47,087,433     46,125,034     47,046,122     46,065,032


Net Income per common share:
  Basic                          $      1.24    $      0.85    $      2.33    $      1.90
  Diluted                        $      1.22    $      0.84    $      2.28    $      1.89
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